MALIZIA SPIDI & FISCH, PC ATTORNEYS AT LAW
901 NEW YORK AVENUE, N.W. SUITE 210 EAST WASHINGTON, D.C. 20001 (202) 434-4660 FACSIMILE: (202) 434-4661

January 8, 2010

Board of Directors

MSB Financial Corp.

1902 Long Hill Road

Millington, New Jersey 07946

RE:	Registration Statement on Form S-8:

MSB Financial Corp. 2008 Stock Compensation and Incentive Plan

Gentlemen:

We have acted as special counsel to MSB Financial Corp., a United States Corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 110,164 additional shares of common stock, par value $0.10 per share (the “Common Stock”) of the Company which may be issued upon the award of 110,164 shares of Common Stock under the MSB Financial Corp. 2008 Stock Compensation and Incentive Plan (the “Plan”), as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the stock awards granted under and in accordance with the terms of the Plan will be duly and validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,
/s/ Malizia Spidi & Fisch, PC
MALIZIA SPIDI & FISCH, PC